Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Conwood Company, L.P., Conwood Sales Co., L.P., Rosswil LLC, Scott Tobacco LLC, Conwood LLC, Conwood-1 LLC, and Conwood-2 LLC, collectively referred to as Conwood, by Reynolds American Inc., referred to as RAI, as if the acquisition transactions had been completed at the beginning of each period presented.
     This unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements and notes thereto in RAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, RAI’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006, and the historical financial statements of the Conwood companies included in this Current Report on Form 8-K/A.
     This unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RAI and Conwood, which have been prepared in accordance with Regulation S-X promulgated by the SEC. The pro forma financial information is based on certain assumptions and adjustments as discussed in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Conwood acquisition occurred on May 31, 2006, and the combined condensed consolidated balance sheet (unaudited) as of June 30, 2006, is included in RAI’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, with the purchase price allocated to certain assets acquired and liabilities assumed based on their historical book values as of the acquisition date. Due to the limited amount of information concerning Conwood’s operations prior to the completion of the acquisition, the fair value of assets acquired and liabilities assumed, including trademarks and other intangibles, has not yet been determined. Accordingly, the excess of the amount paid over net assets acquired has been allocated to goodwill in RAI’s condensed consolidated balance sheet (unaudited) as of June 30, 2006.
     The adjustments in this unaudited pro forma condensed combined financial information reflect adjustments necessary to account for the Conwood transactions as described herein. The unaudited pro forma financial information will require further adjustment pending allocation of the purchase price resulting from the determination of fair value of assets acquired and liabilities assumed. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be finalized when all information is received, but not later than one year from the date of the completion of the Conwood transactions, and will be reflected in SEC filings for periods presented after the completion of the Conwood transactions.
     This unaudited pro forma condensed combined financial information does not reflect operating efficiencies, if any, that may result from the completion of the Conwood acquisition and does not include any transition costs. Therefore, this unaudited pro forma condensed combined financial information is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined as of the beginning of each period presented, or the results of operations or financial position that RAI will experience after the Conwood transactions are completed. In addition, the preparation of financial statements in conformity with generally accepted accounting principles, in the United State of America (GAAP), requires management to make certain estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined financial information. Actual results could differ materially from these estimates and assumptions.

Reynolds American Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
(Dollars in millions, Except Per Share Amounts)

	For the three months ended March 31, 2006
	Historical	Historical	Pro Forma		Pro Forma
	RAI	Conwood	Adjustments		Combined
Net sales	$1,960	$118	$—		$2,078
Costs and expenses:
Cost of products sold	1,165	24	—		1,189
Selling, general and administrative expenses	342	26	—		368
Amortization expense	7	2	(2	) (A)	7

Operating income	446	66	2		514
Interest and debt expense	35	—	59	(B)
			2	(B)	96
Interest income	(36)	(1)	1	(A)
		—	3	(C)	(33)

Income from continuing operations before tax	447	67	(63)		451
Provision for income taxes	167	1	(1	) (A)
			2	(D)	169

Income from continuing operations	$280	$66	$(64)		$282

Basic income per share from continuing operations	$1.90				$1.91

Diluted income per share from continuing operations	$1.90				$1.91

Basic average shares outstanding, in thousands	147,477				147,477

Diluted average shares outstanding, in thousands	147,642				147,642

Reynolds American Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
(Dollars in millions, Except Per Share Amounts)

	For the Year Ended December 31, 2005
	Historical	Historical	Pro Forma		Pro Forma
	RAI	Conwood	Adjustments		Combined
Net sales	$8,256	$453	$—		$8,709
Costs and expenses:
Cost of products sold	4,919	95	—		5,014
Selling, general and administrative expenses	1,611	103	—		1,714
Amortization expense	41	7	(7	) (A)	41
Loss on sale of assets	24	—	—		24
Restructuring and impairment charges	2	—	—		2
Goodwill and trademark impairment charges	200	—	—		200

Operating income	1,459	248	7		1,714
Interest and debt expense	113	—	236	(B)
			8	(B)	357
Interest income	(85)	(5)	5	(A)
			12	(C)	(73)
Other (income) expense, net	15	—	—		15

Income from continuing operations before tax	1,416	253	(254)		1,415
Provision for income taxes	431	6	(6	) (A)
			–	(D)	431

Income from continuing operations	$985	$247	$(248)		$984

Basic income per share from continuing operations	$6.68				$6.68

Diluted income per share from continuing operations	$6.67				$6.67

Basic average shares outstanding, in thousands	147,395				147,395

Diluted average shares outstanding, in thousands	147,586				147,586

Note A – Elimination of Historical Conwood items
          Pro-forma adjustments include the elimination of Conwood’s historical amortization expense due to applying the purchase method of accounting for the Conwood transactions, Conwood’s historical interest income due to the exclusion of the historical cash balances, and Conwood’s historical provision for income taxes due to the application of the new expected effective rate. Prior to the acquisition, Conwood was an S-Corporation for federal income tax purposes.
Note B – Increase in Interest and Debt Expense
          Interest expense increased based on the assumed $3.2 billion of additional debt at interest rates ranging from 7.1875% to 7.750%. An additional debt expense relates to the $52 million of debt issuance costs to be amortized over five to twelve years.
Note C — Reduction in Interest Income due to Acquisition
          Interest income has been reduced to reflect an average cash balance reduced by $370 million, which is the amount of cash paid in connection with the Conwood acquisition.
Note D — Income taxes
          The pro forma adjustment to provision for income taxes represents the application of the expected effective rate of 39.0% to the Conwood historical earnings and pro forma adjustments.